TOYOTA MOTOR CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2003

                            TOYOTA MOTOR CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                     ASSETS



                                                                                                      U.S. dollars
                                                                                                      in millions
                                                                        Yen in millions                 (Note 4)
                                                             ------------------------------------ --------------------
                                                                 March 31,        September 30,      September 30,
                                                                    2003               2003               2003
                                                             ------------------ ----------------- --------------------
Current assets:
   Cash and cash equivalents                                  (Y) 1,592,028       (Y) 1,243,211       $  11,175
   Time deposits                                                     55,406              43,086             387
   Marketable securities (Note 5)                                   605,483             787,715           7,081
   Trade accounts and notes receivable, less allowance for
     doubtful accounts of(Y)29,489 million as of March 31,
     2003 and(Y)34,480 million ($310 million) as of
     September 30, 2003                                           1,475,797           1,290,688          11,602
   Finance receivables, net                                       2,505,140           2,242,227          20,155
   Other receivables                                                513,952             471,139           4,235
   Inventories                                                    1,025,838           1,059,824           9,526
   Deferred income taxes                                            385,148             400,218           3,597
   Prepaid expenses and other current assets                        463,441             566,475           5,092
                                                             -----------------  -----------------  -------------------
                     Total current assets                         8,622,233           8,104,583          72,850
                                                             -----------------  -----------------  -------------------

Noncurrent finance receivables, net                               2,569,808           3,026,614          27,206
                                                             -----------------  -----------------  -------------------

Investments and other assets:
   Marketable securities and other securities
      investments (Note 5)                                        1,652,110           2,269,829          20,403
   Affiliated companies                                           1,279,645           1,245,596          11,197
   Employees receivables                                             21,270              26,023             234
   Other                                                            804,029             703,915           6,327
                                                             -----------------  -----------------  -------------------
                                                                  3,757,054           4,245,363          38,161
                                                             -----------------  -----------------  -------------------


Property, plant and equipment:
   Land                                                           1,064,125           1,134,538          10,198
   Buildings                                                      2,521,208           2,775,775          24,951
   Machinery and equipment                                        7,089,592           7,652,074          68,782
   Vehicles and equipment on
     operating leases (Note 6)                                    1,601,060           1,556,037          13,987
   Construction in progress                                         211,584             195,355           1,756
                                                             -----------------  -----------------  -------------------
                                                                 12,487,569          13,313,779         119,674
    Less - Accumulated depreciation                              (7,283,690)         (7,913,219)        (71,130)
                                                             -----------------  -----------------  -------------------
                                                                  5,203,879           5,400,560          48,544
                                                             -----------------  -----------------  -------------------

       Total assets                                           (Y)20,152,974       (Y)20,777,120       $ 186,761
                                                             =================  =================  ===================



        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                                   (Unaudited)

                      LIABILITIES AND SHAREHOLDERS' EQUITY




                                                                                                      U.S. dollars
                                                                                                      in millions
                                                                        Yen in millions                 (Note 4)
                                                             ------------------------------------ --------------------
                                                                 March 31,        September 30,      September 30,
                                                                    2003               2003               2003
                                                             ------------------ ----------------- --------------------

Current liabilities:
  Short-term borrowings                                       (Y) 1,855,648       (Y) 1,999,453       $  17,973
  Current portion of long-term debt                               1,263,017           1,135,297          10,205
  Accounts payable                                                1,531,552           1,563,774          14,057
  Other payables                                                    618,748             633,646           5,696
  Accrued expenses                                                1,063,496           1,054,127           9,475
  Income taxes payable                                              300,718             267,244           2,402
  Other current liabilities                                         420,757             420,324           3,778
                                                             ------------------ ----------------- --------------------
            Total current liabilities                             7,053,936           7,073,865          63,586
                                                             ------------------ ----------------- --------------------

Long-term liabilities:
  Long-term debt                                                  4,137,528           4,108,804          36,933
  Accrued pension and severance costs                             1,052,687           1,112,900          10,004
  Deferred income taxes                                             371,004             413,455           3,716
  Other long-term liabilities                                       101,353              68,089             612
                                                             ------------------ ----------------- --------------------
            Total long-term liabilities                           5,662,572           5,703,248          51,265
                                                             ------------------ ----------------- --------------------

Minority interest in consolidated subsidiaries                      315,466             427,533           3,843
                                                             ------------------ ----------------- --------------------

Shareholders' equity:
  Common stock, no par value, authorized:
   9,740,185,400 shares at March 31, 2003 and
   9,740,185,400 shares at September 30, 2003;
   issued:
   3,609,997,492 shares at March 31, 2003 and
   3,609,997,492 shares at September 30, 2003                       397,050             397,050           3,569
  Additional paid-in capital                                        493,790             493,790           4,439
  Retained earnings                                               7,301,795           7,756,473          69,721
  Accumulated other comprehensive loss                             (604,272)           (476,553)         (4,284)
  Treasury stock, at cost
   158,940,796 shares at March 31, 2003 and
   212,015,180 shares at September 30, 2003                        (467,363)           (598,286)         (5,378)
                                                             ------------------ ----------------- --------------------
             Total shareholders' equity                           7,121,000           7,572,474          68,067
                                                             ------------------ ----------------- --------------------

Commitments and contingencies (Note 9)

             Total liabilities and shareholders' equity       (Y)20,152,974       (Y)20,777,120       $ 186,761
                                                             ================== ================= =====================

        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                                                              U.S. dollars
                                                                                                in millions
                                                               Yen in millions                   (Note 4)
                                                    ---------------------------------------- --------------------
                                                                                              For the six month
                                                       For the six month periods ended         period ended
                                                                September 30,                  September 30,
                                                          2002                 2003                2003
                                                    ------------------  -------------------- --------------------
Net revenues:
   Sales of products                                (Y) 7,270,735       (Y) 7,861,781            $   70,668
   Financing operations                                   342,687             362,460                 3,258
                                                    ------------------  -------------------- --------------------
                                                        7,613,422           8,224,241                73,926
                                                    ------------------  -------------------- --------------------
Costs and expenses:
   Cost of products sold                                5,792,840           6,274,364                56,399
   Cost of financing operations (Note 8)                  227,292             191,361                 1,720
   Selling, general and administrative                    908,267             990,747                 8,906
                                                    ------------------  -------------------- --------------------
                                                        6,928,399           7,456,472                67,025
                                                    ------------------  -------------------- --------------------

Operating income                                          685,023             767,769                 6,901
                                                    ------------------  -------------------- --------------------

Other income (expense):
   Interest and dividend income                            29,892              28,779                   259
   Interest expense                                       (15,464)            (12,210)                 (110)
   Foreign exchange gain, net (Note 8)                     21,033              26,597                   239
   Other income (loss), net                                (6,023)              1,078                    10
                                                    ------------------  -------------------- --------------------
                                                           29,438              44,244                   398
                                                    ------------------  -------------------- --------------------


Income before income taxes, minority interest
   and equity in earnings of affiliated companies         714,461             812,013                  7,299
Provision for income taxes                                296,920             309,931                  2,786
                                                    ------------------  -------------------- --------------------

Income before minority interest and equity in
   earnings of affiliated companies                       417,541             502,082                  4,513
Minority interest in consolidated subsidiaries             (9,528)            (18,615)                  (167)
Equity in earnings of affiliated companies                 17,787              40,993                    368
                                                    ------------------  -------------------- --------------------
Net income                                            (Y) 425,800         (Y) 524,460            $     4,714
                                                    ==================  ==================== ====================

                                                                                                U.S. dollars
                                                                        Yen                       (Note 4)
Net income per common share:                        ---------------------------------------- --------------------
Basic                                                 (Y)   118.44        (Y)  153.36            $      1.38
Diluted                                               (Y)   118.44        (Y)  153.35            $      1.38
Interim cash dividends per common share               (Y)    16.00        (Y)   20.00            $      0.18


        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (Unaudited)

                                                                              Yen in millions
                                            -------------------------------------------------------------------------------------
                                                                                       Accumulated
                                                         Additional                       other         Treasury
                                              Common       paid-in      Retained      comprehensive      stock,
                                               stock       capital      earnings      income (loss)     at cost          Total
                                            ------------ ------------- ------------- ---------------- ------------- -------------

Balance at March 31, 2002                      397,050      490,538     6,804,722         (267,304)       (160,894)     7,264,112
                                            ------------ -------------------------------------------- ------------- -------------
Issuance during the period                                      620                                                           620
Comprehensive income:
   Net income                                                             425,800                                         425,800
   Other comprehensive income (loss) -
     Foreign currency translation
       adjustments                                                                        (107,889)                      (107,889)
     Unrealized gains (losses) on
       securities,
       net of reclassification adjustments                                                  10,182                         10,182
     Minimum pension liability adjustments                                                   9,141                          9,141
     Net gains (losses) on derivative
       instruments                                                                            (542)                          (542)
                                                                                                                      -------------
   Total comprehensive income                                                                                             336,692
                                                                                                                      -------------
Dividends paid                                                            (54,108)                                        (54,108)
Purchase and retirement of common stock                                  (143,292)                           (19,532)    (162,824)
                                           -----------  ----------- -------------    -------------     ------------- -------------
Balance at September 30, 2002              (Y) 397,050  (Y) 491,158 (Y) 7,033,122     (Y) (356,412)     (Y) (180,426)(Y)7,384,492

Balance at March 31, 2003                      397,050      493,790     7,301,795         (604,272)         (467,363)   7,121,000
                                            ------------ --------------------------------------------   ------------- -------------
Comprehensive income:
   Net income                                                             524,460                                         524,460
   Other comprehensive income (loss) -
     Foreign currency translation
       adjustments                                                                        (112,479)                      (112,479)
     Unrealized gains (losses) on
       securities,
       net of reclassification adjustments                                                 228,270                        228,270
     Minimum pension liability adjustments                                                  11,928                         11,928
                                                                                                                      -------------
   Total comprehensive income                                                                                             652,179
                                                                                                                      -------------
Dividends paid                                                            (69,782)                                        (69,782)
Purchase and retirement of common stock                                                                     (130,923)    (130,923)
                                           -----------  ----------- -------------    -------------     ------------- -------------
Balance at September 30, 2003              (Y) 397,050  (Y) 493,790 (Y) 7,756,473     (Y) (476,553)     (Y) (598,286)(Y)7,572,474
                                           ===========  ==========  =============    =============     ============= =============


        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                                   (Unaudited)

                                                                      U.S.dollars in millions (Note 4)
                                             ------------------------------------------------------------------------------------
                                                                                        Accumulated
                                                          Additional                       other          Treasury
                                               Common       paid-in     Retained       comprehensive       stock,
                                                stock       capital      earnings      income (loss)      at cost       Total
                                             ------------ ------------ ------------ ------------------- ------------- -----------

Balance at March 31, 2003                      $ 3,569      $ 4,439     $ 65,634       $ (5,432)         $ (4,201)     $ 64,009
                                             ------------ ------------ ------------ ------------------- ------------- -----------
Comprehensive income:
   Net income                                                              4,714                                          4,714
   Other comprehensive income (loss)
     Foreign currency translation adjustments                                            (1,011)                         (1,011)
     Unrealized gains (losses) on
       securities,
       net of reclassification adjustments                                                2,052                           2,052
     Minimum pension liability adjustments                                                  107                             107
   Total comprehensive income                                                                                             5,862
Dividends paid                                                              (627)                                          (627)
                                             ------------ ------------ ------------ ------------------- ------------- -----------
Purchase and retirement of common stock                                                                    (1,177)       (1,177)
  Balance at September 30, 2003                $ 3,569      $ 4,439     $ 69,721       $ (4,284)          $(5,378)     $ 68,067
                                             ============ =========== ============= =================== ============= ===========


        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                               U.S. dollars
                                                                                                               in millions
                                                                                 Yen in millions                (Note 4)
                                                                        ---------------------------------- --------------------
                                                                                For the six month           For the six month
                                                                                   periods ended              period ended
                                                                                   September 30,              September 30,
                                                                        ----------------------------------
                                                                              2002              2003              2003
                                                                        ----------------- ---------------- --------------------
   Cash flows from operating activities:
      Net income                                                         (Y) 425,800       (Y) 524,460       $  4,714
      Adjustments to reconcile net income to net cash provided by operating activities -
         Depreciation                                                        434,995           475,938          4,278
         Provision for doubtful accounts and credit losses                    19,709            38,418            345
         Pension and severance costs, less payments                           30,315            33,957            305
         Loss on disposal of fixed assets                                     23,880            18,896            170
         Unrealized losses on available-for-sale securities, net              23,853             2,697             24
         Deferred income taxes                                               (24,067)           21,996            198
         Minority interest in consolidated subsidiaries                        9,528            18,615            167
         Equity in earnings of affiliated companies                          (17,787)          (40,993)          (368)
         Changes in operating assets and liabilities                         134,014            80,125            720
         Other                                                                50,698           (61,185)          (549)
                                                                        ----------------- ---------------- --------------------
                Net cash provided by operating activities                  1,110,938         1,112,924         10,004
                                                                        ----------------- ---------------- --------------------
   Cash flows from investing activities:
      Additions to finance receivables                                    (2,474,800)       (4,182,349)       (37,594)
      Collection of and proceeds from sales of finance receivables         1,938,368         3,727,776         33,508
      Additions to fixed assets excluding equipment leased to others        (519,108)         (445,522)        (4,005)
      Additions to equipment leased to others                               (289,594)         (298,454)        (2,683)

      Proceeds from sales of fixed assets excluding equipment leased                            31,234            281
        to others                                                             31,606
      Proceeds from sales of equipment leased to others                      125,919           133,073          1,196
      Purchases of marketable securities and security investments           (521,364)       (1,137,863)       (10,228)
      Proceeds from sales of and maturity of marketable securities and
        security investments                                                 569,846           705,614          6,343
      (Increase) decrease in time deposits                                   (12,085)           15,845            143
      Decrease in investments and other assets                                 7,527               138              1
      Payments for additional investments in affiliated companies,
         net of cash acquired                                                (16,016)          (18,876)          (170)
      Other                                                                   20,652            (2,720)           (24)
                                                                        ----------------- ---------------- --------------------
                Net cash used in investing activities                     (1,139,049)       (1,472,104)       (13,232)
                                                                        ----------------- ---------------- --------------------
  Cash flows from financing activities:
     Purchases of common stock                                              (142,090)         (120,229)         (1,081)
     Proceeds from issuance of long-term debt                                907,482           700,149           6,293
     Payments of long-term debt                                             (561,651)         (622,709)         (5,597)
     Increase in short-term borrowings                                       132,004           160,970           1,447
     Dividends paid                                                          (54,108)          (69,782)           (627)
                                                                        ----------------- ---------------- --------------------
               Net cash provided by financing activities                     281,637            48,399             435
                                                                        ----------------- ---------------- --------------------
  Effect of exchange rate changes on cash and cash equivalents               (40,533)          (38,036)           (342)
                                                                        ----------------- ---------------- --------------------
  Net increase (decrease) in cash and cash equivalents                       212,993           (348,817)        (3,135)
  Cash and cash equivalents at beginning of period                         1,657,160          1,592,028         14,310
                                                                        ----------------- ---------------- --------------------
  Cash and cash equivalents at end of period                           (Y) 1,870,153     (Y)  1,243,211     $   11,175
                                                                        ================ ================  ====================


        The accompanying notes are an integral part of these statements.

                            TOYOTA MOTOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.   Basis of preparation:

The accompanying semi-annual condensed consolidated financial statements of Toyota Motor Corporation as of September 30, 2003 and for the six month periods ended September 30, 2002 and 2003, respectively, have been prepared in accordance with accounting principles generally accepted in the United States of America and on substantially the same basis as Toyota's annual consolidated financial statements. The semi-annual condensed consolidated financial statements should be read in conjunction with Toyota's Annual Report on Form 20-F for the year ended March 31, 2003. The semi-annual condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for those periods and the financial condition at those dates. The consolidated results for six month periods are not necessarily indicative of results to be expected for the full year.


2.   Nature of operations:

Toyota Motor Corporation (the "parent company") and its subsidiaries (collectively "Toyota") are primarily engaged in the design, manufacture, assembly and sale of passenger cars, sport-utility vehicles, minivans, trucks and related parts and accessories throughout the world. In addition, Toyota provides retail and wholesale financing, retail leasing and certain other financial services primarily to its dealers and their customers related to vehicles manufactured by Toyota.


3.   Summary of significant accounting policies:

The parent company and its subsidiaries in Japan maintain their records and prepare their financial statements in accordance with accounting principles generally accepted in Japan, and its foreign subsidiaries in conformity with those of their countries of domicile. Certain adjustments and reclassifications have been incorporated in the accompanying consolidated financial statements to conform with accounting principles generally accepted in the United States of America. These adjustments were not recorded in the statutory books.

Significant accounting policies after reflecting adjustments for the above are as follows:

Basis of consolidation and accounting for investments in affiliated companies -
-----------------------------------------------------------------------------

The semi-annual condensed consolidated financial statements include the accounts of the parent company and those of its majority-owned subsidiary companies. All significant intercompany transactions and accounts have been eliminated. Investments in affiliated companies in which Toyota exercises significant influence, but which it does not control, are stated at cost plus equity in undistributed earnings. Net income includes Toyota's equity in current earnings of such companies, after elimination of unrealized intercompany profits. Investments in which Toyota does not exercise significant influence (generally less than a 20% ownership interest) are stated at cost.

Estimates -
---------

The preparation of Toyota's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The more significant estimates include: product warranties, allowance for doubtful accounts and credit losses, residual values for leased assets, impairment of long-lived assets, postretirement benefits costs and obligations and post-employment benefit costs and other-than-temporary losses on marketable securities.

Translation of foreign currencies -
---------------------------------

All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate period-end current rates and all income and expense accounts of those subsidiaries are translated at average-period exchange rates. The resulting translation adjustments are included as a component of accumulated other comprehensive income/loss.

Foreign currency receivables and payables are translated at appropriate current rates and the resulting transaction gains or losses are taken into income currently.

Revenue recognition -

Revenue from sales of vehicles and parts is generally recognized upon delivery which is considered to have occurred when the dealer has taken title to the product and the risk and reward of ownership have been substantively transferred, except as described below.

Toyota's sales incentive programs principally consist of cash payments to dealers calculated based on vehicle volume or a model sold by the dealer in a certain period of time. Toyota specifies those volume, model or period covered in the incentive programs. Toyota accrues these incentives as revenue reductions at the sale of a vehicle corresponding to the program by the amount determined in the related incentive program.

Revenue from the sale of vehicles under which Toyota conditionally guarantees the minimum resale value is recognized on a pro rata basis from the date of sale to the first exercise date of the guarantee in a manner similar to lease accounting. The underlying vehicles of these transactions are recorded as assets and are depreciated in accordance with Toyota's depreciation policy.

Revenue from retail financing contracts and finance leases is recognized using the effective yield method. Revenue from operating leases is recognized on a straight-line basis over the lease term.

Toyota on occasion sells finance receivables in transactions subject to limited recourse provisions. These sales are to trusts and Toyota retains the servicing and is paid a servicing fee. Gains or losses from the sales of the finance receivables are recognized in the period in which such sales occur.


Other costs -
-----------

Advertising and sales promotion costs are expensed as incurred. Advertising costs were (Y)136,401 million and (Y)162,295 million ($1,459 million) for the six month periods ended September 30, 2002 and 2003, respectively.

Toyota generally warrants its products against certain manufacturing and other defects. Provisions for product warranties are provided for specific periods of time and/or usage of the product and vary depending upon the nature of the product, the geographic location of its sale and other factors. Toyota provides a provision for estimated product warranty costs at the time the related sale is recognized based on estimates that Toyota will incur to repair or replace product parts that fail while still under warranty. The amount of accrued estimated warranty costs is primarily based on historical experience as to product failures as well as current information on repair costs. The amount of warranty costs accrued also contains an estimate as to warranty claim recoveries from suppliers.

Research and development costs are expensed as incurred and were (Y)292,400 million and (Y)304,638 million ($2,738 million) for the six month periods ended September 30, 2002 and 2003, respectively.

Cash and cash equivalents -
-------------------------

Cash and cash equivalents include all highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and are so near maturity that they present insignificant risk of changes in value because of changes in interest rates.

Marketable securities -
---------------------

Marketable securities consist of debt and equity securities. Debt and equity securities designated as available-for-sale are carried at fair value with changes in unrealized gains or losses included as a component of accumulated other comprehensive income/loss in shareholders' equity, net of applicable taxes. Should Toyota acquire securities in the future and designate them as held-to-maturity investments, such securities would be carried at amortized cost. Individual securities classified as either available-for-sale or held-to-maturity are reduced to net realizable value for other-than-temporary declines in market value. In determining if a decline in value is other-than-temporary, Toyota considers the length of time and the extent to which the fair value has been less than the carrying value, the financial condition and prospects of the company and Toyota's ability and intent to retain its investment in the company for a period of time sufficient to allow for any anticipated recovery in market value. Realized gains and losses, which are determined on the average cost method, are reflected in the statement of income upon realized.

Security investments in non-public companies -
--------------------------------------------

Security investments in non-public companies are carried at cost as fair value is not readily determinable. If the value of a non-public security investment is estimated to have declined and such decline is judged to be other-than-temporary, Toyota recognizes the impairment of the investment and the carrying value is reduced to its fair value. Determination of impairment is based on the consideration of such factors as operating results, business plans and estimated future cash flows. Fair value is determined principally through the use of the latest financial information.

Finance receivables -
-------------------

Finance receivables are recorded at the present value of the related future cash flows including residual values for finance leases.

Allowance for credit losses -
---------------------------

Allowances for credit losses are established to cover probable losses on receivables resulting from the inability of customers to make required payments. The allowance for credit losses is based primarily on historical loss experience. Other factors affecting collectibility are also evaluated in determining the amount to be provided.

Losses are charged to the allowance when it has been determined that payments will not be received and collateral cannot be recovered or the related collateral is repossessed and sold. Any shortfall between proceeds received and the carrying cost of repossessed collateral is charged to the allowance. Recoveries are credited to the allowance for credit losses.

Allowance for Residual Value Losses -
-----------------------------------

Toyota is exposed to risk of loss on the disposition of off-lease vehicles to the extent that sales proceeds are not sufficient to cover the carrying value of the leased asset at lease termination. Toyota maintains an allowance to cover probable estimated losses related to unguaranteed residual values on its present owned portfolio. The allowance is evaluated considering projected vehicle return rates and projected loss severity. Factors considered in the determination of projected return rates and loss severity include historical and market information on used vehicle sales, trends in lease returns and new car markets, and general economic conditions. Management evaluates the foregoing factors, develops several potential loss scenarios, and reviews allowance levels to determine whether reserves are considered adequate to cover the probable range of losses.

The allowance for residual value losses is maintained in amounts considered Toyota to be appropriate in relation to the estimated losses on the present owned portfolio. Upon disposal of the assets, the allowance for residual losses is adjusted for the difference between the net book value and the proceeds from sale.

Inventories -
-----------

Inventories are valued at cost, not in excess of market, cost being determined on the "average cost" basis, except for the cost of finished products carried by certain subsidiary companies which is determined on the "specific identification" basis or "last in, first out" ("LIFO") basis. Inventories valued on the LIFO basis totaled (Y)153,879 million and (Y)169,351 million ($1,522 million) at March 31, 2003 and September 30, 2003, respectively. Had the "first in, first out" basis been used for those companies using the LIFO basis, inventories would have been (Y)30,489 million and (Y)19,136 million ($172 million) higher than reported at March 31, 2003 and September 30, 2003, respectively.

Property, plant and equipment -
-----------------------------

Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation of property, plant and equipment is mainly computed on the declining-balance method for the parent company and Japanese subsidiaries and on the straight-line method for foreign subsidiary companies at rates based on estimated useful lives of the assets according to general class, type of construction and use. Estimated useful lives range from 3 to 60 years for buildings and from 2 to 20 years for machinery and equipment.

Vehicles and equipment on operating leases to third parties are originated by dealers and acquired by certain consolidated subsidiaries. Such subsidiaries are also the lessors of certain property that they acquire directly. Vehicles and equipment on operating leases are depreciated primarily on a straight-line basis over the lease term, generally three years, to the estimated residual value.

Long-lived assets -
-----------------

Toyota reviews its long-lived assets, including investments in affiliated companies, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is determined mainly using a discounted cash flow valuation method.

Goodwill and intangible assets -
------------------------------

Goodwill is not material to Toyota's consolidated balance sheets.

Intangible assets consist mainly of software. Intangible assets with a definite life are amortized on a straight-line basis with estimated useful lives mainly of 5 years. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded is calculated generally determined using a discounted cash flow analysis. Costs related to internally developed intangible assets are expensed as incurred.


Environmental matters -
---------------------

Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future revenues, are expensed. Liabilities for remediation costs are recorded when they are probable and reasonably estimable, generally no later than the completion of feasibility studies or Toyota's commitment to a plan of action. The cost of each environmental liability is estimated by using current technology available and various engineering, financial and legal specialists within Toyota based on current law. Such liability does not reflect any offset for possible recoveries from insurance companies and is not discounted. There were no material changes in the liability for all periods presented.

Income taxes -
------------

The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Derivative financial instruments -
--------------------------------

Toyota employs derivative financial instruments, including foreign exchange forward contracts, foreign currency options, interest rate swaps, interest rate currency swap agreements and interest rate options to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. Toyota does not use derivatives for speculation or trading purposes. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges is recognized currently in earnings.

Net income per share -
--------------------

Basic net income per common share is calculated by dividing net income by the weighted-average number of shares outstanding during the reported period 3,595,184,689 and 3,419,900,609 for the six month periods ended September 30, 2002 and 2003, respectively. The calculation of diluted net income per common share is similar to the calculation of basic net income per common share, except that the weighted-average number of shares outstanding includes the additional dilution from assumed exercise of dilutive stock options. The weighted average numbers of shares outstanding used in diluted net income per common share calculation were 3,595,190,760 and 3,419,990,391 for the six month periods ended September 30, 2002 and 2003, respectively.

Stock-based compensation -
------------------------

Toyota measures compensation expense for its stock-based compensation plan using the intrinsic value method.

Other comprehensive income/loss -
-------------------------------

Other comprehensive income/loss refers to revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States of America are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. Toyota's other comprehensive income/loss is primarily comprised of unrealized gains/losses on marketable securities designated as available-for-sale, foreign currency translation adjustments, gains/losses on derivative instruments and adjustments to recognize additional minimum liabilities associated with Toyota's defined benefit pension plans.

Accounting changes -
------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No.143 Accounting for Asset Retirement Obligations ("FAS 143"). FAS 143 requires full recognition of asset retirement obligations on the balance sheet from the point in time at which a legal obligation exists. The obligation is required to be measured at fair value. The carrying value of the asset or assets to which the retirement obligation relates would be increased by an amount equal to the liability recognized. This amount would then be included in the depreciable base of the asset and charged to income over its life as depreciation. Toyota adopted FAS 143 on April 1, 2003. The adoption of FAS 143 did not have a material impact on Toyota's consolidated financial statements.

In April 2002, FASB issued FAS No. 145, Rescission of FAS No. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections ("FAS 145"). This statement makes various technical corrections to existing pronouncements including the classification of gain or loss on extinguishment of debt, sale-lease back accounting for certain lease modifications. Toyota adopted FAS 145 on April 1, 2003. The adoption of FAS 145 did not have a material impact on Toyota's consolidated financial statements.

In November 2002, FASB Emerging Issues Task Force ("EITF") reached consensus on EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Toyota applied this consensus for revenue arrangements entered into in the period begun July 1, 2003. The adoption of EITF 00-21 did not have a material impact on Toyota's consolidated financial statements.

In January 2003, FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51 ("FIN 46"). This interpretation provides guidance on identifying variable interest entities ("VIE") for which control is achieved through means other than voting rights and on how to determine when a company should consolidate the VIE. It is not limited to special purpose entities and will require more companies to consolidate entities with which they have contractual, ownership, or other pecuniary interests that absorb a portion of that entity's expected losses or receive a portion of the entity's residual returns. Toyota applied FIN 46 to VIEs created after January 31, 2003 and to VIEs in which Toyota obtained an interest after that date upon its creation or obtaining an interest. However, the application of FIN 46 to these VIEs did not have a material impact on Toyota's consolidated financial statements. Toyota will apply FIN 46 on December 31, 2003 to VIEs existed at January 31, 2003. Toyota enters into securitization transactions with certain special-purpose entities. However, because securitization transactions are primarily with entities that are qualifying special-purpose entities ("QSPEs") under FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("FAS 140"), and because QSPEs are excluded from the scope of FIN 46, the implementation of FIN 46 relating to these securitization transactions is not expected to have a material impact on Toyota's consolidated financial statements. Toyota has invested in several joint ventures. These joint ventures may be deemed as variable interest entities, however, neither the aggregate size of these joint ventures nor Toyota's involvements in these entities are expected to be material to Toyota's consolidated financial statements.

In February 2003, EITF reached a consensus on EITF Issue No. 03-2, Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities ("EITF 03-2"), which should be applied retroactively to April 1, 2002, the earliest date on which the separation process begun. EITF 03-2 provides a consensus that the entire process for the transfer of the substitutional portion of the benefit obligation and related plan assets to the Japanese government should be accounted for as a single settlement transaction upon completion of the transfer to the government. Under the consensus reached, the difference between the obligation settled, assuming the remeasurement at fair value immediately prior to the settlement, including the effects of the future salary increases previously accrued under the substitutional arrangement, and the assets transferred to the government, determined pursuant to the government formula, should be accounted for as settlement gain or loss at the time of the settlement. In accounting for the settlement of the substitutional portion of the obligation, a proportionate amount of the unrecognized gain or loss relating to the entire employee pension fund should also be recognized as a settlement gain or loss. Toyota has already begun the separation process by obtaining the approval from the Japanese government of exemption from the benefits related to future employee service under the substitutional portion. However, in accordance with EITF 03-2, no effect of this transaction has been recognized in the consolidated financial statements for the six month period ended September 30, 2003 as the transfer of the substitutional portion of the benefit obligation and related plan assets to the Japanese government has not been completed as at September 30, 2003.

In March 2003, EITF released Issue No. 02-9, Accounting for Changes That Result in a Transferor Regaining Control of Financial Assets Sold ("EITF 02-9"). EITF 02-9 relates to securitizations that have been accounted for as sales under FAS
140. In the event that one or more of the control rules are no longer met, the transferor would have to recognize those assets and the related liabilities on the consolidated balance sheet at the fair value. Toyota adopted EITF 02-9 prospectively to such events occurring after April 2, 2003. The adoption of EITF 02-9 did not have a material impact on Toyota's consolidated financial statements.

In April 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("FAS 149"). This statement amends and clarifies financial accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). Toyota applied FAS 149 (1) to contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) to hedging relationships designated after June 30, 2003. The adoption of FAS 149 did not have a material impact on Toyota's consolidated financial statements.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("FAS 150"). This Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. FAS 150 requires that those instruments be classified as liabilities in the balance sheets. Toyota applied FAS 150 to financial instruments entered into or modified after May 31, 2003, and otherwise in the fiscal period started July 1, 2003. The adoption of FAS 150 did not have a material impact on Toyota's consolidated financial statements.

In May 2003, the EITF reached consensus on EITF 01-8, Determining Whether an Arrangement Contains a Lease. EITF 01-8 clarifies the method to identify lease elements in arrangements that do not explicitly include lease provisions, and requires any lease element identified should be accounted for by current accounting literatures prescribing leases. Toyota applied the provisions of the EITF in the fiscal period bugun July 1, 2003. The adoption of EITF 01-8 did not have a significant impact on the Toyota's consolidated financial statements.

Recent pronouncements to be adopted in future periods -
-----------------------------------------------------

In May 2003, EITF announced EITF Topic No. D-107, Lessor Consideration of Third-Party Residual

Value Guarantees. EITF Topic No. D-107 has clarified that some of the accounting practices by lessors regarding residual value guarantees issued by an unrelated third party for a portfolio of leased assets for which settlement is not solely based upon the residual value of the individual leased assets. Under this EITF, residual value guarantees of a portfolio of leased assets preclude a lessor from determining the amount of the guaranteed residual value of any individual leased asset within the portfolio at lease inception and, accordingly, no such amounts should be included in minimum lease payments. Toyota will apply this provision for the fiscal period starting January 1, 2004. Management does not expect this provision to have a material impact on Toyota's consolidated financial statements.


Reclassifications -
-----------------

Certain prior year amounts have been reclassified to conform to the presentation of the six month period ended September 30, 2003.


4. U.S. dollar amounts:
   -------------------

U.S. dollar amounts presented in the semi-annual condensed consolidated financial statements and related notes are included solely for the convenience of the reader. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, U.S. dollars. For this purpose, the rate of (Y)111.25 = U.S. $1, the approximate current exchange rate at September 30, 2003, was used for the translation of the accompanying consolidated financial amounts of Toyota as of and for the six month period ended September 30, 2003.

5.   Marketable securities and other securities investments:

Marketable securities and other securities investments include debt and equity securities for which the aggregate cost, gross unrealized gains and losses and fair value are as follows:


                                                                         Yen in millions
                                                   -------------------------------------------------------------
                                                                          March 31, 2003
                                                   -------------------------------------------------------------
                                                                      Gross           Gross
                                                                    unrealized      unrealized        Fair
                                                       Cost           gains           losses         value
                                                   -------------- --------------- ------------------------------

Available-for-sale
   Debt securities                                (Y)  1,591,393   (Y)   26,535    (Y)    2,525   (Y)1,615,403
   Equity securities                                     476,870         53,534          42,770        487,634
                                                   -------------- --------------- --------------- --------------
       Total                                      (Y)  2,068,263   (Y)   80,069    (Y)   45,295   (Y)2,103,037

Securities not practicable to fair value
   Debt securities                                (Y)     53,052
   Equity securities                                     101,504
                                                  --------------
       Total                                      (Y)    154,556
                                                  ==============
                                                                         Yen in millions
                                                   -------------------------------------------------------------
                                                                        September 30, 2003
                                                   -------------------------------------------------------------
                                                                      Gross           Gross
                                                                    unrealized      unrealized        Fair
                                                       Cost           gains           losses         value
                                                   -------------- --------------- ---------------- -------------

Available-for-sale
   Debt securities                                (Y)  1,981,094   (Y)   17,857    (Y)    4,010   (Y)1,994,941
   Equity securities                                     577,227        353,383          10,422        920,188
                                                   -------------- --------------- --------------- --------------
       Total                                      (Y)  2,558,321   (Y)  371,240    (Y)   14,432   (Y)2,915,129

Securities not practicable to fair value
   Debt securities                                (Y)     51,734
   Equity securities                                      90,681

       Total                                      (Y)    142,415

                                                                     U.S. dollars in millions
                                                   -------------------------------------------------------------
                                                                        September 30, 2003
                                                   -------------------------------------------------------------
                                                                      Gross           Gross
                                                                    unrealized      unrealized        Fair
                                                       Cost           gains           losses         value
                                                   -------------- --------------- ---------------- -------------

Available-for-sale
   Debt securities                                     $17,808         $   160        $   36         $17,932
   Equity securities                                     5,188           3,177            93           8,272
                                                    -------------- --------------- ---------------- -------------
       Total                                           $22,996         $  3,337        $ 129         $26,204
                                                    ==============
Securities not practicable to fair value
   Debt securities                                     $   465
   Equity securities                                       815
                                                   --------------
       Total                                          $  1,280
                                                   ==============


In the ordinary course of business, Toyota maintains long-term investment securities, included in

"Marketable securities and other securities investments", issued by a number of non-public companies which are recorded at cost, as their fair values were not readily determinable. Toyota's management employs a systematic methodology to assess the recoverability of such investments by reviewing the financial viability of the underlying companies and the prevailing market conditions in which these companies operate to determine if Toyota's investment in each individual company is impaired and whether the impairment is other-than-temporary. If the impairment is determined to be other-than-temporary, the cost of the investment is written-down by the impaired amount and the losses are recognized currently in earnings.

6.   Vehicles and equipment on operating leases:

Vehicles and equipment on operating leases consist of the following:

                                                                                            U.S. dollars
                                                               Yen in millions               in millions
                                                      ----------------------------------- ------------------
                                                       March 31, 2003    September 30,      September 30,
                                                                              2003              2003
                                                      ----------------- ----------------- ------------------

Vehicles                                             (Y)1,480,556      (Y)1,439,962          $ 12,944
Equipment and other                                       120,504           116,075             1,043
                                                        1,601,060         1,556,037            13,987

Less - Accumulated depreciation                          (397,289)         (397,650)           (3,574)


          Vehicles and equipment on                 ==============     =============     =============
            operating leases, net                    (Y)1,203,771      (Y)1,158,387          $ 10,413


Rental income from vehicles and equipment on operating leases was (Y)149,591 million ($1,345 million) for the six month period ended September 30, 2003. Future minimum rentals from vehicles and equipment on operating leases are due in installments as follows:

        Years ending                                   U.S. dollars
       September 30:             Yen in millions       in millions
-----------------------------   ------------------  -------------------
            2004                   (Y) 276,546            $ 2,486
            2005                       187,976              1,690
            2006                        96,863                871
            2007                        28,039                252
            2008                         7,474                 67

The future minimum rentals as shown above should not be considered indicative of future cash collections.

7.   Lease commitments:

Toyota leases certain assets under capital lease and operating lease arrangements.

An analysis of leased assets under capital leases is as follows:


                                                                                  U.S. dollars
                                                     Yen in millions               in millions
                                            -----------------------------------  -----------------
            Class of property               March 31, 2003     September 30,      September 30,
                                                                   2003                2003
------------------------------------------- ---------------- ------------------  -----------------

Building                                      (Y) 11,059       (Y)  11,006           $      99
Machinery and equipment                          155,197           157,121               1,412
Less - Accumulated depreciation                 (106,633)         (111,487)             (1,002)
                                            ---------------- ------------------  -----------------
                                              (Y) 59,623       (Y)  56,640           $     509
                                            ================ ==================  =================


Amortization expenses under capital leases for the six month periods ended September 30, 2002 and 2003 were (Y)6,926 million and (Y)9,116 million ($82 million), respectively. Future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of September 30, 2003 are as follows:

                                                                             U.S. dollars
               Years ending September 30:                 Yen in millions     in millions
--------------------------------------------------------- ----------------- -----------------

    2004                                                   (Y) 16,817         $  151
    2005                                                       14,085            127
    2006                                                       13,922            125
    2007                                                       14,936            135
    2008                                                        5,368             48
    Thereafter                                                 24,385            219
                                                          -------------      -------------
           Total minimum lease payments                        89,513            805
Less - Amount representing interest                           (10,744)           (97)
           Present value of net minimum lease payments         78,769            708
Less - Current obligations                                    (14,316)          (129)
                                                          -------------      -------------
           Long-term capital lease obligations             (Y) 64,453         $  579
                                                          =============      =============


Rental expenses under operating leases for the six month periods ended September 30, 2002 and 2003 were (Y)39,703 million and (Y) 40,679 million ($366 million), respectively.

The minimum rental payments required under operating leases relating primarily to land, buildings and equipment having initial or remaining non-cancelable lease terms in excess of one year at September 30, 2003 are as follows:

                                                   Yen in          U.S. dollars
         Years ending September 30:               millions         in millions

--------------------------------------------- ----------------- ----------------

    2004                                    (Y)  8,072           $   72
    2005                                         7,186               65
    2006                                         5,185               47
    2007                                         3,670               33
    2008                                         2,703               24
    Thereafter                                  12,192              110
                                            -----------         ----------
        Total minimum future rentals        (Y) 39,008          $   351
                                            ==========          ==========

8.   Derivative financial instruments:

Toyota employs derivative financial instruments, including foreign exchange forward contracts, foreign currency options, interest rate swaps and interest rate currency swap agreements to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. Toyota does not use derivatives for speculation or trading.

Fair value hedges -
-------------------

Toyota enters into interest rate swaps, and interest rate currency swap agreements mainly to convert its fixed-rate debt to variable-rate debt. Toyota uses interest rate swap agreements in managing its exposure to interest rate fluctuations. Interest rate swap agreements are executed as either an integral part of specific debt transactions or on a portfolio basis. Toyota uses interest rate currency swap agreements to entirely hedge exposure to exchange rate fluctuations on principal and interest payments for borrowings denominated in foreign currencies. Notes and loans payable issued in foreign currencies are hedged by concurrently executing interest rate currency swap agreements which involve the exchange of foreign currency principal and interest obligations for each functional currency obligations at agreed-upon currency exchange and interest rates.

For the six month periods ended September 30, 2002 and 2003, Toyota reported gains of (Y)6,400 million, and (Y)2,007 million ($18 million), respectively, related to the ineffective portion of Toyota's fair value hedges which is included in cost of financing operations in the accompanying consolidated statements of income. For fair value hedging relationships, the components of each derivative's gain or loss are included in the assessment of hedge effectiveness.

Cash flow hedges -
------------------

Toyota enters into interest rate swaps, and interest rate currency swap agreements to manage its exposure to interest rate risk, and foreign currency exchange risk mainly associated with funding in currencies in which it operates. Interest rate swap agreements are used in managing Toyota's exposure to the variability of interest payments due to the changes in interest rates arising principally in variable-rate debts issued by Toyota. Interest rate swap agreements, which are designated as, and qualify as cash flow hedges are executed as an integral part of specific debt transactions and the critical terms of the interest rate swaps and the hedged debt transactions are the same. Toyota uses interest rate currency swap agreements to manage the foreign-currency exposure to variability in functional-currency-equivalent cash flows principally from debts or borrowings denominated in currencies other than functional currencies.

Net derivative gains and losses included in other comprehensive income are reclassified into earnings at the time that the associated hedged transactions impact the income statement. For the six month period ended September 30, 2002, net derivative losses of (Y)790 million was reclassified to foreign exchange gain, net in the accompanying consolidated statements of income. These net gains and losses were offset by net losses and gains from transactions being hedged. The components of each derivative's gain and loss are included in the assessment of hedge effectiveness, and no hedge ineffectiveness was reported because all critical terms of derivative financial instruments designated as, and qualify as, cash flow hedging instruments are same as those of hedged debt transactions. Toyota does not expect to reclassify any gains or losses included in other comprehensive income as at September 30, 2003, into earnings in next twelve months because no derivative instruments designated as, and qualify as, cash flow hedges as of the date.

Undesignated derivative financial instruments -
---------------------------------------------

Toyota uses foreign exchange forward contracts, foreign currency options, interest rate swaps, interest rate currency swap agreements, and interest rate options, which manage its exposure to foreign currency exchange fluctuation and interest rate fluctuation from an economic perspective, and which Toyota is unable or has elected not to apply hedge accounting. Unrealized gains or losses on these derivative instruments are reported in cost of financing operations and foreign exchange gain, net in the accompanying consolidated statements of income.

9. Other commitments and contingencies, concentrations and factors that may affect future operations:

Commitments outstanding at September 30, 2003 for the purchase of property, plant and equipment and other assets are (Y)78,372 million ($704 million).

Toyota enters into contracts with Toyota dealers to guarantee customers' payment of their installment payables that arises from installment contracts between customers and Toyota dealers, as and when requested by Toyota dealers. Guarantee periods are set to match maturity of installment payments, and range from 1 month to 105 months at September 30, 2003, however, they are generally shorter than the useful lives of products sold. Toyota is required to execute its guarantee primarily when customers are unable to make required payments. The maximum potential amount of future payments as of September 30, 2003 is
(Y)907,069 million ($8,153 million). Liability for guarantee of (Y)4,295 million ($39 million) has been provided as of September 30, 2003. Under these guarantee contracts, Toyota is entitled to recover its payments from customers either by cash or through vehicles foreclosed.

In February 2003, Toyota, General Motors, Ford, DaimlerChrysler, Honda, Nissan and BMW and their U.S. and Canadian sales and marketing subsidiaries, the National Automobile Dealers Association and the Canadian Automobile Dealers Association were named as defendants in purported nationwide class actions on behalf of all purchasers of new motor vehicles in the United States since January 1, 2001. These actions were filed in federal courts in California, Illinois, New York, Massachusetts, Florida, New Jersey and Pennsylvania. Additionally, parallel class actions were filed in state courts in California, Minnesota, New Mexico, New York, Tennessee, Wisconsin, Arizona, Florida,

Massachusetts, Iowa, and New Jersey on behalf of the same purchasers in those states. As of November 30, 2003, approximately 10 such cases were pending before the various federal and state courts. (The cases in the federal courts, and the state courts in California and New Jersey have been consolidated respectively.) The nearly identical complaints allege that the defendants violated the Sherman Antitrust Act by conspiring among themselves and with their dealers to prevent the sale to United States citizens of vehicles produced for the Canadian market. The complaints allege that new vehicle prices in Canada are 10% to 30% lower than those in the United States and that preventing the sale of these vehicles to United States citizens resulted in United States consumers paying excessive prices for the same type of vehicles. The complaints seek permanent injunctions against the alleged antitrust violations and treble damages in an unspecified amount. The cases are at a preliminary stage; as of November 30, 2003, no defendant has yet answered the complaints and there has been no decision on the certification of the alleged cases. Toyota believes that its actions have been lawful and intends to vigorously defend these cases.

Toyota has various other legal actions, governmental proceedings and other claims pending against it, including product liability claims in the United States. Although the claimants in some of these actions seek potentially substantial damages, Toyota cannot currently determine its potential liability or the damages, if any, with respect to these claims. However, based upon information currently available to Toyota, Toyota believes that its losses from these matters, if any, would not have a material adverse effect on Toyota's financial position, operating results or cash flows.

In September 2000, the European Union approved a directive that mandates member states to promulgate regulations implementing, by April 21, 2002, the following requirements: (1) manufacturers shall bear all or a significant part of the cost for taking back end-of-life vehicles put on the market after July 1, 2002 and dismantling and recycling those vehicles; provided however, that beginning January 1, 2007, manufacturers will also be financially responsible for vehicles put on the market before July 1, 2002; (2) manufacturers may not use certain hazardous materials in vehicles to be sold after July 2003; (3) vehicle types approved and put on the market after three years after the amendment of Directive on Type-approval shall be re-usable and/or recyclable to a minimum of 85% by weight per vehicle and shall be re-usable and/or recoverable to a minimum of 95% by weight per vehicle; and (4) end-of-life vehicles must meet actual re-use and recovery targets of 80% and 85%, respectively, of vehicle weight by January 1, 2006, rising respectively to 85% and 95% by January 1, 2015. Currently, there are numerous uncertainties surrounding the form and implementation of the applicable regulations in different European Union member states, including, in particular, regarding manufacturer responsibilities and resulting expenses that may be incurred. As of November 30, 2003, the following 10 member states have adopted legislation to implement the directive: The Netherlands, Germany, Austria, Spain, Luxembourg, Italy, Portugal, France, United Kingdom and Ireland. In addition, Sweden, Norway and Denmark have adopted legislation similar to the directive and Belgium has adopted legislation that partially implements the directive. Despite the requirement to enact legislation to implement the directive by April 21, 2002, implementation of the directive has been delayed in some countries. In addition, under this directive, member states must take measures to ensure that car manufacturers, distributors and other auto-related businesses establish adequate used vehicle disposal facilities and to ensure that hazardous materials and recyclable parts are removed from vehicles prior to scrapping. Accordingly, this directive may impact Toyota's vehicles sold in the European Union. Based on the legislation that has been enacted to date, Toyota has provided for its estimated liability related to covered vehicles in existence as of September 30, 2003. Depending on the legislation implemented in the 2 member states that have not yet enacted legislation and other circumstances, Toyota may be required to take additional accruals for the expected costs to comply with these regulations. Although Toyota does not expect its compliance with the directive to result in significant cash expenditures, Toyota is continuing to assess the impact of this future legislation on its results of operations, cash flows and financial position.

Toyota has a concentration of material purchases from a supplier which is an affiliated company. These purchases approximate 10% of material costs.

The parent company has a concentration of labor supply in employees working under collective bargaining agreements and a substantial portion of these employees are working under the agreement that will expire on December 31, 2005.

10.  Segment data:

The operating segments reported below are the segments of Toyota for which separate financial information is available and for which operating income/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance.
The major portions of Toyota's operations on a worldwide basis are derived from the Automotive and Financial Services business segments. The Automotive segment designs, manufactures, assembles and distributes passenger cars, sport-utility vehicles, minivans, trucks and related parts and accessories. The Financial Services segment consists primarily of financing operations, and vehicle and equipment leasing operations to assist in the merchandising of Toyota's products as well as other products. The All Other segment includes Toyota's housing business and various other business activities.

The following tables present certain information regarding Toyota's industry segments and operations by geographic areas as of March 31, 2003 and September 30, 2003 and for the six month periods ended September 30, 2002 and 2003:


Information about segment profit and assets -
-------------------------------------------

As of March 31, 2003 and for the six month period ended September 30, 2002:

                                                              Yen in millions
                           --------------------------------------------------------------------------------------
                                                                                Intersegment
                                                                                Elimination/
                                                 Financial                       Unallocated       Consolidated
                                 Automotive       Services         All Other        Amount             Total
                           ---------------------------------- --------------------------------- -----------------
Revenues from external     (Y)   7,038,387  (Y)     342,377   (Y)    232,658  (Y)           -   (Y)   7,613,422
  customers
Intersegment revenues                3,164            8,428          128,071         (139,663)                -
     Total                       7,041,551          350,805          360,729         (139,663)        7,613,422
Depreciation                       328,501           96,929            9,565                -           434,995
Operating income                   685,921            3,805           (1,202)          (3,501)          685,023
Segment assets (1)               9,392,749        7,392,486          722,604        2,645,135        20,152,974
Investment in equity
  method investees (1)           1,054,234          161,820                -           56,493         1,272,547
Capital expenditures for
  segment assets                   476,256          263,888           14,586           53,972           808,702

(1) Representing figures as of March 31, 2003.

As of and for the six month period ended September 30, 2003:

                                                              Yen in millions
                           --------------------------------------------------------------------------------------
                                                                                Intersegment
                                                                                Elimination/
                                                 Financial                       Unallocated       Consolidated
                                 Automotive       Services         All Other        Amount             Total
                           ---------------------------------- --------------------------------- -----------------
Revenues from external     (Y)   7,584,310  (Y)     362,460   (Y)    277,471  (Y)           -   (Y)   8,224,241
  customers
Intersegment revenues                6,126            9,000          126,208         (141,334)                -
     Total                       7,590,436          371,460          403,679         (141,334)        8,224,241
Depreciation                       368,242           97,493           10,203                -           475,938
Operating income                   702,634           61,681            6,047           (2,593)          767,769
Segment assets                   9,689,020        7,560,742          831,670        2,695,688        20,777,120
Investment in equity
  method investees         ----------------
                                   993,789          181,226                -           64,171         1,239,186
Capital expenditures for
  segment assets                   459,390          238,155           20,371           26,060           743,976


                                                         U.S. dollars in millions
                           --------------------------------------------------------------------------------------
                                                                                Intersegment
                                                                                Elimination/
                                                 Financial                       Unallocated       Consolidated
                                 Automotive       Services         All Other        Amount             Total
                           ---------------------------------- --------------------------------- -----------------
Revenues from external       $      68,174    $       3,258     $      2,494    $           -     $      73,926
  customers
Intersegment revenues                   55               81            1,135           (1,271)                -
     Total                          68,229            3,339            3,629           (1,271)           73,926
Depreciation                         3,310              876               92                -             4,278
Operating income                     6,316              554               54              (23)            6,901
Segment assets                      87,092           67,962            7,476           24,231           186,761
Investment in equity
  method investees                   8,933            1,629                -              577            11,139
Capital expenditures for
  segment assets                     4,129            2,141              183              234             6,687


Geographic Information -
------------------------
Revenues for the six month periods ended September 30:


                                                                                      U.S. dollars in
                                                       Yen in millions                    millions
                                            ---------------------------------------  --------------------
                                                   2002                2003                 2003
                                            -------------------  ------------------  --------------------
Japan
    External customers                      (Y)    3,131,544    (Y)   3,325,570        $      29,893
    Intersegment                                    2,060,909         2,171,720               19,521
                                            ------------------  -------------------  --------------------
           Total                                    5,192,453         5,497,290               49,414
                                            ------------------  -------------------  --------------------
North America
    External customers                              3,069,254         2,896,155               26,033
    Intersegment                                      127,292           117,912                1,060
                                            ------------------  -------------------  --------------------
           Total                                    3,196,546         3,014,067               27,093
                                            ------------------  -------------------  --------------------
Europe
    External customers                                713,832           977,630                8,788
    Intersegment                                       32,043            54,645                  491
                                            ------------------  -------------------  --------------------
           Total                                      745,875         1,032,275                9,279
                                            ------------------  -------------------  --------------------
Other foreign countries
    External customers                                698,792         1,024,886                9,212
    Intersegment                                       42,654            77,931                  701
                                            ------------------  -------------------  --------------------
           Total                                      741,446         1,102,817                9,913
                                            ------------------  -------------------  --------------------

Elimination of intersegment revenue                (2,262,898)       (2,422,208)             (21,773)
                                            ------------------  -------------------  --------------------

           Consolidated total               (Y)    7,613,422    (Y)   8,224,241        $      73,926
                                            ==================  ===================  ====================


Operating income (loss) for the six month periods ended September 30:

                                                                                           U.S. dollars in
                                                              Yen in millions                  millions
                                                  ---------------------------------------- -------------------
                                                        2002                 2003                2003
                                                  ------------------  -------------------- -------------------

Japan                                            (Y)      479,783     (Y)       529,742        $     4,762
North America                                             181,793               163,616              1,470
Europe                                                      5,083                22,474                202
Other foreign countries                                    21,955                53,293                479
Elimination of intersegment profits                        (3,591)               (1,356)               (12)
                                                 ----------------     -----------------        -----------

           Consolidated total                    (Y)      685,023     (Y)       767,769        $     6,901
                                                 ================     =================        ============


Total assets as of March 31 and September 30, 2003:

                                                                                              U.S. dollars in
                                                              Yen in millions                    millions
                                                  ----------------------------------------   ------------------
                                                       March 31           September 30        September 30
                                                  -------------------  -------------------   ------------------

  Japan                                               (Y)9,272,330     (Y)   9,796,611          $      88,059
  North America                                          6,217,941           6,037,536                 54,270
  Europe                                                 1,516,360           1,616,800                 14,533
  Other foreign countries                                1,072,887           1,309,265                 11,769
  Unallocated amount                                     2,073,456           2,016,908                 18,130
                                                     -------------     ---------------          -------------

             Consolidated total                      (Y)20,152,974     (Y)  20,777,120          $     186,761
                                                     =============     ===============          =============


Long-lived assets as of March 31 and September 30, 2003:

                                                                                              U.S. dollars in
                                                              Yen in millions                    millions
                                                  ----------------------------------------   ------------------
                                                       March 31           September 30        September 30
                                                  -------------------  -------------------   ------------------

  Japan                                               (Y)2,732,654     (Y)   3,016,108          $      27,111
  North America                                          1,778,892           1,633,045                 14,679
  Europe                                                   410,389             424,368                  3,814
  Other foreign countries                                  281,944             327,039                  2,940
                                                      ------------     ---------------          -------------
             Consolidated total                       (Y)5,203,879     (Y)   5,400,560          $      48,544
                                                      ============     ===============          =============



Revenues are attributed to geographies based on the country location of the parent company or the subsidiary that transacted the sale with the external customer.

There are no any individually material countries with respect to revenues and long-lived assets included in other foreign countries.

Transfers between industry or geographic segments are made at amounts which Toyota's management believes arm's-length prices. In measuring the reportable segments' income or losses, operating income consists of sales and operating revenue less costs and operating expenses. Unallocated assets consist primarily of cash and cash equivalents and marketable securities maintained for general corporate purposes.

The following information shows revenues that are attributed to countries based on location of customers for the six month periods ended September 30, 2002 and 2003.

In addition to the disclosure requirements under FAS No. 131, Toyota discloses this supplemental information in order to provide the Japanese readers with valuable information.


                                                              U.S. dollars in
                                 Yen in millions                  millions
                          ----------------------------------- -----------------
                                2002            2003                2003
                          ---------------- ------------------ -----------------

North America             (Y)  3,194,639   (Y)    3,013,321        $    27,086
Europe                           717,015            944,563              8,491
Other foreign countries        1,274,020          1,601,666             14,397

Certain financial statement data on non-financial services business and financial services business -
-------------------------------

Toyota is preparing certain financial statement data relating to the segmentation of Toyota's non-financial services and financial services businesses. This financial statement data includes balance sheets at March 31, 2003 and September 30, 2003, and statements of income for the six month periods ended September 30, 2002 and 2003.

Balance sheets -
----------------

                                                                                                   U.S. dollars
                                                                    Yen in millions                 in millions
                                                         ---------------------------------------  ----------------
                                                              March 31,        September 30,       September 30,
                                                                2002                2003               2003
                                                         ------------------- -------------------  ----------------

Non-Financial Services Business
   Current assets
      Cash and cash equivalents                           (Y)   1,437,731      (Y)  1,119,422        $  10,062
      Time deposits                                                29,213              17,014              153
      Marketable securities                                       602,634             780,942            7,020
      Trade accounts and notes receivable,                      1,496,432           1,318,935           11,856
        less allowance for doubtful accounts
      Finance receivables, net                                     14,296              14,678              132
      Inventories                                               1,025,838           1,059,824            9,526
      Prepaid expenses and other current assets                 1,383,264           1,495,026           13,438
                                                         -------------------- ------------------  ----------------
       Total current assets                                     5,989,408           5,805,841           52,187
                                                         -------------------- ------------------  ----------------
   Noncurrent finance receivables, net                             14,463              13,319              120
   Investments and other assets                                 3,423,676           3,915,763           35,198
   Property, plant and equipment                                4,100,077           4,383,157           39,399
                                                         -------------------- ------------------  ----------------

       Total Non-Financial Services Business assets            13,527,624          14,118,080          126,904
                                                         -------------------- ------------------  ----------------
Financial Services Business
   Current assets
      Cash and cash equivalents                                   154,297             123,789            1,113
      Time deposits                                                26,193              26,072              234
      Marketable securities                                         2,849               6,773               61
      Finance receivables, net                                  2,490,844           2,227,549           20,023
      Prepaid expenses and other current assets                   545,701             600,411            5,397
                                                         -------------------- ------------------  ----------------
       Total current assets                                     3,219,884           2,984,594           26,828
                                                         -------------------- ------------------  ----------------
   Noncurrent finance receivables, net                          2,555,345           3,013,295           27,086
   Investments and other assets                                   513,455             545,450            4,903
   Property, plant and equipment                                1,103,802           1,017,403            9,145
                                                         -------------------- ------------------  ----------------

       Total Financial Services Business assets                 7,392,486           7,560,742           67,962
                                                         -------------------- ------------------  ----------------

   Elimination of assets                                         (767,136)           (901,702)          (8,105)
                                                         -------------------- ------------------  ----------------

       Total assets                                       (Y)  20,152,974     (Y)  20,777,120       $  186,761
                                                         ==================== ==================  ================

                                                                                                   U.S. dollars
                                                                     Yen in millions                in millions
                                                         ---------------------------------------- ----------------
                                                             March 31,         September 30,       September 30,
                                                                2003                2003               2003
                                                         --------------------------------------- ----------------
Non-Financial Services Business
   Current liabilities
      Short-term borrowings                              (Y)       784,501   (Y)     822,072       $    7,390
      Current portion of long-term debt                            134,636            69,438              624
      Accounts payable                                           1,520,160         1,552,185           13,952
      Accrued expenses                                           1,019,241         1,008,779            9,068
      Income taxes payable                                         293,756           260,128            2,338
      Other current liabilities                                    893,723           914,782            8,223
                                                         ------------------- -------------------- ----------------
       Total current liabilities                                 4,646,017         4,627,384           41,595
                                                         ------------------- -------------------- ----------------
   Long-term liabilities
      Long-term debt                                               789,509           774,022            6,957
      Accrued pension and severance costs                        1,051,500         1,111,749            9,993
      Other long-term liabilities                                  222,405           269,617            2,424
                                                         ------------------- -------------------- ----------------
       Total long-term liabilities                               2,063,414         2,155,388           19,374
                                                         ------------------- -------------------- ----------------

    Total Non-Financial Services Business liabilities            6,709,431         6,782,772           60,969
                                                         ------------------- -------------------- ----------------
Financial Services Business
   Current liabilities
      Short-term borrowings                                      1,542,514         1,783,862           16,035
      Current portion of long-term debt                          1,200,900         1,129,859           10,156
      Accounts payable                                              11,893            12,083              109
      Accrued expenses                                              51,388            49,302              443
      Income taxes payable                                           6,962             7,116               64
      Other current liabilities                                    177,115           170,337            1,531
                                                         ------------------- -------------------- ----------------
       Total current liabilities                                 2,990,772         3,152,559           28,338
                                                         ------------------- -------------------- ----------------
   Long-term liabilities
      Long-term debt                                             3,532,811         3,531,045           31,739
      Accrued pension and severance costs                            1,187             1,151               11
      Other long-term liabilities                                  249,952           211,926            1,905
                                                         ------------------- -------------------- ----------------
       Total long-term liabilities                               3,783,950         3,744,122           33,655
                                                         ------------------- -------------------- ----------------
    Total Financial Services Business liabilities                6,774,722         6,896,681           61,993
                                                         ------------------- -------------------- ----------------

   Elimination of liabilities                                     (767,645)         (902,340)          (8,111)
   Minority interest in consolidated subsidiaries                  315,466           427,533            3,843
   Shareholders' equity                                          7,121,000         7,572,474           68,067
                                                         ------------------- -------------------- ----------------

       Total liabilities and shareholders' equity        (Y)    20,152,974   (Y)  20,777,120       $  186,761
                                                         =================== ==================== ================

Statements of income -


                                                                                             U.S. dollars
                                                                Yen in millions               in millions
                                                     --------------------------------------------------------
                                                                                              For the six
                                                                                                 month
                                                       For the six month periods ended        period ended
                                                                 September 30,               September 30,
                                                     ------------------------------------- ------------------
                                                            2002               2003                 2003
                                                     ------------------ ------------------ ------------------
Non- Financial Services Business
   Net revenues                                      (Y)     7,269,669   (Y)    7,867,021      $     70,715
                                                     ------------------ ------------------ ------------------
   Costs and expenses
      Cost of revenues                                       5,792,839          6,275,627            56,410
      Selling, general and administrative                      790,455            880,774             7,917
                                                     ------------------- ----------------- ------------------
        Total costs and expenses                             6,583,294          7,156,401            64,327
                                                     ------------------- ----------------- ------------------
   Operating income                                            686,375            710,620             6,388
                                                     ------------------- ----------------- ------------------
   Other income, net                                            30,377             44,272               398
                                                     ------------------- ----------------- ------------------
   Income before income taxes, minority interest and
     equity in earnings of affiliated companies                716,752            754,892             6,786
   Provision for income taxes                                  300,891            285,959             2,571
                                                     ------------------- ----------------- ------------------
   Income before minority interest and equity in
     earnings of affiliated companies                          415,861            468,933             4,215
   Minority interest in consolidated subsidiaries               (9,002)           (18,150)             (163)
   Equity in earnings of affiliated companies                   16,942             37,413               336
                                                     ------------------- ----------------- ------------------
   Net income- Non-Financial Services Business                 423,801            488,196             4,388
                                                     ------------------- ----------------- ------------------

Financial Services Business
   Net revenues                                                350,805            371,460             3,339
                                                     ------------------- ----------------- ------------------
   Costs and expenses
      Cost of revenues                                         228,771            192,157             1,727
      Selling, general and administrative                      118,229            117,622             1,058
                                                     ------------------- ----------------- ------------------
        Total costs and expenses                               347,000            309,779             2,785
                                                     ------------------- ----------------- ------------------
   Operating income                                              3,805             61,681               554
                                                     ------------------- ----------------- ------------------
   Other expenses, net                                          (5,490)            (4,689)              (42)
                                                     ------------------- ----------------- ------------------
   Income (losses) before income taxes, minority
     interest and equity in earnings of affiliated              (1,685)            56,992               512
     companies
   Provision for income taxes                                   (3,725)            23,840               214
                                                     ------------------- ----------------- ------------------
   Income before minority interest and equity in
     earnings of affiliated companies                            2,040             33,152               298
   Minority interest in consolidated subsidiaries                 (538)              (465)               (4)
   Equity in earnings of affiliated companies                      845              3,580                32
                                                     ------------------- ----------------- ------------------
   Net income- Financial Services Business                       2,347             36,267               326
                                                     ------------------- ----------------- ------------------

   Elimination of net income                                      (348)                (3)               (0)
                                                     ------------------- ----------------- ------------------
   Net income                                        (Y)       425,800   (Y)      524,460      $      4,714
                                                     =================== ================= ==================

Statement of cash flows -


                                                                                             U.S. dollars
                                                                Yen in millions               in millions
                                                     --------------------------------------------------------
                                                                                              For the six
                                                                                                 month
                                                       For the six month periods ended        period ended
                                                                 September 30,               September 30,
                                                     ------------------------------------- ------------------
                                                            2002               2003                 2003
                                                     ------------------ ------------------ ------------------
     Non-Financial Services Business
Cash flows from operating activities
 Net income                                          (Y)    423,801        (Y)    488,196       $      4,388
 Adjustments to reconcile net income to net cash
 provided by operating activities
     Depreciation                                           338,066               378,445              3,402
     Pension and severance costs, less payments              30,154                34,000                306
     Loss on disposal of fixed assets                        23,740                18,423                166
     Unrealized losses on available-for-sale
             securities, net                                 23,853                 2,697                 24
     Deferred income taxes                                  (35,867)                6,831                 61
     Minority interest in consolidated                        9,002                18,150                163
             subsidiaries
    Equity in earnings of affiliated companies              (16,942)              (37,413)              (336)
    Changes in operating assets and liabilities              96,578                21,737                195
    Other                                                   113,912               (66,198)              (595)
                                                      ----------------   ----------------    ---------------
        Net cash provided by operating activities         1,006,297               864,868              7,774
                                                      ----------------   ----------------    ---------------

Cash flows from investing activities
 Additions to fixed assets excluding equipment leased
    to others                                              (493,827)             (433,924)            (3,901)
 Additions to equipment leased to others                    (50,987)              (71,897)              (646)
 Proceeds from sales of fixed assets excluding
   equipment leased to others                                25,435                25,888                233
 Proceeds from sales of equipment leased to others           19,579                24,840                223
 Purchases of marketable securities and security
   investments                                             (427,791)             (968,766)            (8,708)
   Proceeds from sales of and maturity of marketable
   securities and security investments                      463,882               582,102              5,233
   (Increase) decrease in time deposits                        (173)               15,856                143
   (Increase) decrease in investments and other assets       39,225               (15,431)              (139)
   Payments for additional investments in affiliated
   companies, net of cash acquired                          (16,016)              (18,876)              (170)
   Other                                                      8,259                (3,595)               (32)
                                                      ----------------   ----------------    ---------------
        Net cash used in investing activities              (432,414)             (863,803)            (7,764)
                                                      ----------------   ----------------    ---------------

Cash flows from financing activities
 Purchases of common stock                                 (142,090)             (120,229)            (1,081)
 Proceeds from issuance of long-term debt                   164,337                32,088                288
 Payments of long-term debt                                (168,142)             (111,290)            (1,000)
 Decrease in short-term borrowings                          (57,167)               (4,387)               (39)
 Dividends paid                                             (54,108)              (69,782)              (627)
 Other                                                            -               (15,000)              (135)
                                                     ----------------    ----------------    ---------------
        Net cash used in financing activities              (257,170)             (288,600)            (2,594)
                                                     ----------------    ----------------    ---------------

Effect of exchange rate changes on cash and
  cash equivalents                                          (32,255)              (30,774)              (277)
                                                     ----------------    ----------------    ---------------
Net increase (decrease) in cash and cash
  equivalents                                               284,458              (318,309)            (2,861)
Cash and cash equivalents at beginning of period          1,510,974             1,437,731             12,923
                                                     ----------------    ----------------    ---------------
Cash and cash equivalents at end of period           (Y)  1,795,432      (Y)    1,119,422       $     10,062
                                                     ================    ================    ===============



                                                                                                     U.S. dollars
                                                                        Yen in millions               in millions
                                                             --------------------------------------------------------
                                                                                                    For the six
                                                                                                        month
                                                               For the six month periods ended        period ended
                                                                         September 30,               September 30,
                                                             ------------------------------------- ------------------
                                                                    2002               2003                 2003
                                                             ------------------ ------------------ ------------------
              Financial Service Business
Cash flows from operating activities
   Net income                                                (Y)     2,347      (Y)     36,267       $       326
   Adjustments to reconcile net income to net cash
   provided by operating activities
      Depreciation                                                  96,929              97,493               876
      Deferred income taxes                                         12,046              15,033               135
      Minority interest in consolidated subsidiaries                   538                 465                 4
      Equity in earnings of affiliated companies
                                                                      (845)             (3,580)              (32)
      Changes in operating assets and liabilities
                                                                   (79,197)            (43,735)             (393)
      Other                                                          9,806              44,259               398
                                                             ----------------   ----------------    ---------------
               Net cash provided by operating activities            41,624             146,202             1,314
                                                             ----------------   ----------------    ---------------

Cash flows from investing activities
   Additions to finance receivables                             (2,474,800)         (4,182,349)          (37,594)
   Collection of and proceeds from sales of finance
   receivables                                                   1,938,368           3,727,776            33,508
   Additions to fixed assets excluding equipment leased
   to others                                                       (25,281)            (11,598)             (104)
   Additions to equipment leased to others
                                                                  (238,607)           (226,557)           (2,037)
   Proceeds from sales of fixed assets excluding
   equipment leased to others                                        6,171               5,346                48
   Proceeds from sales of equipment leased to others               106,340             108,233               973
   Purchases of marketable securities and security
   investments                                                     (93,573)           (169,097)           (1,520)
   Proceeds from sales of and maturity of marketable
   securities and security investments                             105,964             123,512             1,110
   Increase in time deposits                                       (11,912)                (11)               (0)
   Other
                                                                     5,874             (19,270)             (173)
                                                             ----------------   ----------------    ---------------
                   Net cash used in investing activities          (681,456)           (644,015)           (5,789)
                                                             ----------------   ----------------    ---------------
Cash flows from financing activities
   Proceeds from issuance of long-term debt
                                                                   750,810             706,040             6,346
   Payments of long-term debt
                                                                  (402,905)           (546,392)           (4,911)
   Increase in short-term borrowings
                                                                   228,740             299,919             2,696
   Other                                                                 -              15,000               135
                                                             ----------------   ----------------    ---------------
               Net cash provided by financing activities           576,645             474,567             4,266
                                                             ----------------   ----------------    ---------------

Effect of exchange rate changes on cash and cash
equivalents                                                         (8,278)             (7,262)              (65)
                                                             ----------------   ----------------    ---------------
Net decrease in cash and cash equivalents                          (71,465)            (30,508)             (274)
Cash and cash equivalents at beginning of period                   146,186             154,297             1,387
                                                             ----------------   ----------------    ---------------
Cash and cash equivalents at end of period                   (Y)    74,721       (Y)   123,789       $     1,113
                                                             ================   ================    ===============


                    (Consolidated)
Effect of exchange rate changes on cash and cash
equivalents                                                  (Y)   (40,533)      (Y)   (38,036)      $      (342)
Net increase (decrease) in cash and cash equivalents
                                                                   212,993            (348,817)           (3,135)
Cash and cash equivalents at beginning of period
                                                                 1,657,160           1,592,028            14,310
                                                             ----------------   ----------------    ---------------
Cash and cash equivalents at end of period                   (Y) 1,870,153       (Y) 1,243,211      $     11,175
                                                             ================   ================    ===============

11.  Per share information

The following table shows net assets per common share as of March 31 and September 30, 2003.


                                                  Yen                       U.S. dollars
                                 ----------------------------------------  ---------------
                                   March 31,         September 30,            September
                                      2003                2003                  30,2003
                                 ----------------------------------------  ---------------

Net assets per common share         2,063.43            2,228.52               20.03



12.  Subsequent events

On September 1, 2003, the employee pension fund of the parent company received an approval from the Minister of Health, Labor and Welfare for transition to the corporate defined benefit pension plan. On December 22, 2003, as required by the article 112-5 of the Defined Benefit Enterprise Pension Plan Law, the parent company contributed (Y)115,294 million ($1,036 million) in cash, equivalent to the difference between the minimum funding amount required by the Law and the amount of net assets of the employee pension fund as at its dissolution.
This contribution did not have any impact on Toyota's consolidated income statement.

At the meeting on November 5, 2003, the Board of Directors of the parent company approved to repurchase treasury stock from the market, based on the resolution of the Ordinary Shareholders' Meeting held on June 26, 2003, in order to improve its capital efficiency and implement its capital policy flexibly in response to the business environment.
During the repurchasing periods, which were November 27, 2003 and from December 2, 2003 to December 15, 2003, the parent company repurchased 40,000 thousand shares of its common stock amounting to (Y)132, 203 million.